Exhibit 99.1

Destination XL Group, Inc. Reports Third Quarter Financial Results

Third Quarter Comparable Sales up 8.7%;

Third Quarter EPS $0.16 per diluted share;

Raises Fiscal 2022 Sales and Earnings Guidance

CANTON, Mass., November 17, 2022 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading omni-channel specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the third quarter of fiscal 2022, and raised sales and earnings guidance for the fiscal year.

Third Quarter Financial Highlights

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Total sales for the third quarter were $129.7 million, up 6.7% from $121.5 million in the third quarter of fiscal 2021. Comparable sales for the third quarter of fiscal 2022 increased 8.7% as compared to the third quarter of fiscal 2021.
•
Net income for the third quarter was $10.5 million, or $0.16 per diluted share as compared to net income of $13.7 million, or $0.20 per diluted share, in the third quarter of fiscal 2021.
•
Adjusted EBITDA for the third quarter was $16.4 million compared to $19.0 million in the third quarter of fiscal 2021, or an adjusted EBITDA margin of 12.7% compared to 15.6% in the third quarter of fiscal 2021.
•
Cash flow from operations for the first nine months of fiscal 2022 was $30.2 million and free cash flow was $22.3 million.
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Total cash of $23.5 million at October 29, 2022 as compared to $6.9 million at October 30, 2021, with no outstanding debt for either period. Availability under our credit facility was $90.2 million at October 29, 2022, as compared to $74.0 million at October 30, 2021.

Management’s Comments

“We are pleased with our third quarter results which we believe reflects that the DXL brand continues to resonate with Big + Tall men. This was another strong quarter of sales and earnings for us punctuated by comparable sales growth of 8.7% and a heightened margin profile driven by the brand’s transformational repositioning. With cash on hand, no outstanding debt and full availability under our credit facility, we are well-positioned to pursue our strategic initiatives to further grow our business and take share of market,” said Harvey Kanter, President and Chief Executive Officer.

“At DXL, Big + Tall is all we do – and our positioning is in direct contrast to other retailers,” Kanter continued. “The Big + Tall man has largely been ignored by the broader apparel industry. Few brands, fewer styles, and sizing based on someone else’s definition of ‘regular’ limit him every time he tries to find clothing. While most retailers of men’s apparel offer some level of a big and tall assortment to their customers, it is often a single rack or a small sub-department – for no other omni-channel retailer is it their top priority. At DXL, we trade on the belief that we offer superior fit, assortment, and experience to him, period. We believe this leads to a relationship with our customers that is built on respect, trust, and belonging. We exist to provide the Big + Tall man with the freedom to choose his own style, to wear what he wants to wear.

“Our results year-to-date have outperformed our expectations and we believe are demonstrative of why we exist and the relationship we are building in the addressable market. We are in a strong inventory position as we head into the fourth quarter, better than we have been since pre-pandemic times. While we believe DXL is well-positioned, we are cognizant of the ongoing inflationary pressures and other macroeconomic factors. As always, we remain conservative but optimistic. Given our year-to-date performance and the outperformance of sales in the third quarter, we have raised our sales guidance for fiscal 2022 to a range of $535.0 to $545.0 million, from our previous guidance of $520.0 to $540.0 million. We have also raised our adjusted EBITDA margin this year and expect a range of 12.5% to 13.5%,” Kanter concluded.

Third Quarter Results

Sales

Total sales for the third quarter of fiscal 2022 were $129.7 million, as compared to $121.5 million in the third quarter of fiscal 2021. Comparable sales for the third quarter were up 8.7% with comparable sales from our stores up 10.1% and our direct business up 5.5%.

Store sales for the third quarter exceeded our plan, driven primarily by increases in dollars per transaction and conversion. The increase in dollars per transaction was attributable to a combination of factors, including less markdowns from fewer promotions and deeper penetration in high ticket categories such as tailored clothing. All regions outperformed the prior-year third quarter, with the southeast region showing the strongest sales increase. The growth in our direct business of 5.5% was driven primarily by our web and app with continued growth from online marketplaces. Stores accelerated and outpaced the direct business in total during the third quarter, as consumers continued to return to stores at an increasing level.

Compared to the third quarter of fiscal 2019, the last normalized selling year, our comparable sales for the third quarter of fiscal 2022 were up 33.7%. We believe the comparison to fiscal 2019 is relevant when evaluating our sales performance given the impact of the pandemic on the past two years. As compared to the third quarter of fiscal 2021, comparable sales for the third quarter of fiscal 2022 were up 7.4% in August, up 8.5% in September and up 10.3% in October. We are cognizant of the potential macro-economic impact on consumer spending in the fourth quarter and, while we remain optimistic, we are conservatively forecasting comparable sales growth for the fourth quarter of fiscal 2022 to be in the single digits.

Gross Margin

For the third quarter of fiscal 2022, our gross margin rate, inclusive of occupancy costs, was 50.0% as compared to a gross margin rate of 50.2% for the third quarter of fiscal 2021.

Our gross margin rate decreased by 20-basis points, with a decrease in merchandise margin of 70-basis points, partially offset by a 50-basis point improvement in occupancy costs due to the increased leverage from sales. The decrease in merchandise margin of 70-basis points was due to increased costs for raw materials, increased shipping costs per package, driven by higher fuel costs and surcharges, and a higher penetration of our marketplace business, which has higher commission costs. Those increases were partially offset by lower promotional markdowns. We continue to optimize our pricing and promotional cadence to mitigate cost increases and preserve our margin rates.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the third quarter of fiscal 2022 were 37.3% as compared to 34.5% for the third quarter of fiscal 2021.

On a dollar basis, SG&A expenses increased by $6.4 million as compared to the third quarter of fiscal 2021. The increase was primarily due to an increase in marketing costs to drive customer acquisition and engagement, payroll costs to support sales growth and fill open positions, and an increase in performance-based incentive accruals.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 21.6% of sales in the third quarter of fiscal 2022 as compared to 19.6% of sales in the third quarter of fiscal 2021. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 15.7% of sales in the third quarter of fiscal 2022 compared to 14.9% of sales in the second quarter of fiscal 2021. Marketing costs for the third quarter were 5.9% as compared to 4.5% for the third quarter of fiscal 2021. For fiscal 2022, marketing costs are expected to be approximately 6.2% of sales.

Interest Expense

Interest expense for third quarter of fiscal 2022 was $0.1 million, as compared to $2.2 million for the third quarter of fiscal 2021. The Company had no outstanding debt and no borrowings under its credit facility during the third quarter of fiscal 2022 resulting in a decrease in interest expense as compared to the third quarter of fiscal 2021. Interest expense for the third quarter of fiscal 2021 included a prepayment penalty of $1.1 million associated with the Company's early prepayment of its long-term debt.

Income Taxes

Since the end of fiscal 2013, we have had a full valuation allowance against our deferred taxes assets. During the second quarter of fiscal 2022, we determined that it was more likely than not that the majority of our deferred tax assets will be realized. In reaching this determination, the Company considered the cumulative three years of profitability, its expectations regarding the generation of future taxable income as well as the overall improvement in the Company's business and its current market position. As a result, in the second quarter of fiscal 2022, the Company recognized a tax benefit related to the release of approximately $35.5 million in valuation allowance against its deferred tax assets in the United States. At October 29, 2022, the Company continued to provide a valuation allowance of $2.4 million primarily against certain state and foreign net operating losses ("NOLs").

For the third quarter of fiscal 2022, we recorded an income tax provision of $2.1 million, which included a $2.0 million discrete tax expense to adjust the release of valuation allowance to reflect an increase in third quarter earnings and full-year earnings forecast. For the third quarter of fiscal 2021, we recorded an income tax provision of $94,000, primarily related to income tax in states where NOL usage is statutorily limited.

For the first nine months of fiscal 2022, the income tax benefit of $ 32.9 million includes a tax benefit related to the release of the valuation allowance of $33.5 million, or $0.50 per diluted share.

Net Income

For the third quarter of fiscal 2022, net income was $10.5 million, or $0.16 per diluted share, as compared to net income for the third quarter of fiscal 2021 of $13.7 million, or $0.20 per diluted share. The decrease in earnings for the third quarter of fiscal 2022 as compared to fiscal 2021 was due to planned investments in marketing, an increase in payroll to support sales growth and an increase in income tax provision as a result of the reversal of the valuation allowance. As mentioned previously, our operating cost structure in fiscal 2021 was insufficient to support our 2022 sales growth objectives and was unsustainable over the long-term.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the third quarter of fiscal 2022 was $16.4 million, compared to $19.0 million for the third quarter of fiscal 2021. We have made deliberate investments in our business, specifically in marketing and attracting and retaining talent, to drive our digital transformation and brand repositioning.

Cash Flow

Cash flow from operations for the first nine months of fiscal 2022 was $30.2 million as compared to $64.2 million for the first nine months of fiscal 2021. Free cash flow was $22.3 million for the first nine months of fiscal 2022 as compared to $61.3 million for the first nine months of fiscal 2021. The year-over-year decrease in free cash flow was due to our purposeful replenishment of inventory in several categories that were depleted last year, the payout of incentive-based awards, and an increase in capital expenditures.

For fiscal 2022, we expect our capital expenditures will be approximately $10.0-$12.0 million as we make investments in technology related to our marketing and merchandising initiatives. We are also actively pursuing opportunities to relocate or convert our remaining Casual Male XL stores to DXL stores which may require some capital investment in fiscal 2022.

	For the nine months ended
(in millions)	October 29, 2022	October 30, 2021
Cash flow from operating activities (GAAP basis)	$30.2	$64.2
Capital expenditures	(7.9)	(2.8)
Free Cash Flow (non-GAAP basis)	$22.3	$61.3

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At October 29, 2022, we had a cash balance of $23.5 million as compared to $6.9 million at October 30, 2021, with no outstanding debt in either period. We did not have any borrowings under our credit facility during the third quarter and, at October 29, 2022, the availability under our credit facility was $90.2 million, as compared to $74.0 million at October 30, 2021. As discussed below, we used approximately $12.7 million during the first nine months of fiscal 2022, from available cash on hand, for our stock repurchase program.

As of October 29, 2022, our inventory increased approximately $24.5 million to $106.8 million, as compared to $82.3 million at October 30, 2021. While our inventory increased over last year's third quarter, inventory was down 11.1% and inventory turnover was up over 30% from the third quarter of fiscal 2019, or pre-pandemic levels. As we head into the fourth quarter of fiscal 2022, we believe that we are in a strong inventory position and have been able to replenish several categories that were depleted last year, while also being cautious to not have excess inventory. Managing our inventory remains a primary focus for us given the potential impact that inflation may have on consumer spending. At October 29, 2022, our clearance inventory was 6.7% of our total inventory, as compared to 6.4% at October 30, 2021 and 10.0% at November 2, 2019.

Stock Repurchase Program

In March 2022, the Company’s Board of Directors approved a stock repurchase program. Under the stock repurchase program, the Company may repurchase up to $15.0 million of its common stock through open market and privately negotiated transactions.

There were no repurchases of stock during the third quarter of fiscal 2022. For the first nine months of fiscal 2022, we repurchased 2.9 million shares at an aggregate cost, including fees, of $12.7 million. Shares of repurchased common stock are held as treasury stock. The stock repurchase program will expire in March 2023, unless terminated earlier by the Company's Board of Directors.

Retail Store Information

Total retail square footage has steadily decreased since the end of fiscal 2019:

	Year End 2019		Year End 2020		Year End 2021		At October 29, 2022
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	228	1,729	226	1,718	220	1,678	218	1,664
DXL outlets	17	82	17	82	16	80	16	80
CMXL retail	50	164	46	152	35	115	30	100
CMXL outlets	28	85	22	66	19	57	19	57
Total	323	2,060	311	2,018	290	1,930	283	1,901

We are reviewing white space opportunities in markets where our store footprint is underpenetrated and relocation opportunities where we have an existing Casual Male XL store. We believe that our store portfolio is a vital asset to our business strategy and we expect to continue to invest in stores over the next several years as we further strengthen the store portfolio. Over the next three to five years, based on our preliminary store development plan, we believe that we could potentially open up to 50 new and relocated stores.

Digital Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. Our comparable sales in our direct business increased 5.5% as compared to the third quarter of fiscal 2021. For the third quarter of fiscal 2022, our direct sales were $37.9 million, or 29.2% of retail segment sales, as compared to $35.8 million, or 29.7% of retail segment sales, in the third quarter of fiscal 2021.

Financial Outlook

Based on sales results during the third quarter, we are raising our sales guidance for fiscal 2022 to a sales range of $535.0 million to $545.0 million (from a previous range of $520.0 million to $540.0 million) and increasing our guidance for Adjusted EBITDA margin to 12.5% to 13.5% for fiscal 2022 (from previous expectations of greater than 10%). As we increase our sales guidance, we do so cautiously given the continuing uncertainty with respect to the impact that the current economy and inflation costs may have on consumer spending in the fourth quarter.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, November 17, 2022, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BIbba7dd2f41d44efeb9158a4db01f0f89. Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/2ckm8dcp. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, projections about EBITDA margin for fiscal 2022 and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below. The Company has not reconciled forward-looking adjusted EBITDA margin contained in this press release to its most directly comparable GAAP measure, as such reconciliation would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty various necessary GAAP components, including for example those related to impairment and tax items, which may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measure, which may differ significantly from non-GAAP adjusted EBITDA margin.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and a digital commerce website, DXL.com, and mobile app which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2022, including expected sales and adjusted EBITDA margin; expected sales trends in the fourth quarter of fiscal 2022; our expected marketing costs for fiscal 2022; our ability to continue to attract new customers and gain market share; expected capital expenditures in fiscal 2022; expectations regarding the realizability of our deferred tax assets; our ability to manage inventory; and expected changes in our store portfolio and plan for new or relocated stores. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 17, 2022, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: the global COVID-19 pandemic and its impact on the Company’s results of operations; the impact of rising inflation and the Russian invasion on Ukraine on the global economy; supply chain challenges due to ongoing global supply chain disruption; potential labor shortages; and the Company’s ability to execute on its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Sales	$129,671	$121,486	$401,960	$371,570
Cost of goods sold including occupancy	64,856	60,529	197,960	188,178
Gross profit	64,815	60,957	204,000	183,392

Expenses:
Selling, general and administrative	48,383	41,962	144,441	120,856
Impairment (gain) of assets	—	(1,086)	(398)	(2,103)
Depreciation and amortization	3,769	4,142	11,748	13,031
Total expenses	52,152	45,018	155,791	131,784

Operating income	12,663	15,939	48,209	51,608

Interest expense, net	(107)	(2,189)	(350)	(4,256)

Income before provision (benefit) for income taxes	12,556	13,750	47,859	47,352
Provision (benefit) for income taxes	2,083	94	(32,944)	548

Net income	$10,473	$13,656	$80,803	$46,804

Net income per share:
Basic	$0.17	$0.21	$1.28	$0.74
Diluted	$0.16	$0.20	$1.20	$0.69

Weighted-average number of common shares outstanding:
Basic	62,016	63,699	62,928	63,126
Diluted	66,229	68,644	67,106	67,378

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
October 29, 2022, January 29, 2022 and October 30, 2021
(In thousands)
(unaudited)

	October 29,	January 29,	October 30,
	2022	2022	2021
ASSETS

Cash and cash equivalents	$23,485	$15,506	$6,937
Inventories	106,816	81,764	82,284
Other current assets	9,523	8,725	8,530
Property and equipment, net	39,617	44,442	45,769
Operating lease right-of-use assets	125,903	127,812	118,684
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	33,480	—	—
Other assets	563	559	567
Total assets	$340,537	$279,958	$263,921

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$26,564	$25,165	$29,765
Accrued expenses and other liabilities	38,821	40,969	37,021
Operating leases	147,708	155,605	149,402
Stockholders' equity	127,444	58,219	47,733
Total liabilities and stockholders' equity	$340,537	$279,958	$263,921

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended		For the nine months ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
(in millions)
Net income (GAAP basis)	$10.5	$13.7	$80.8	$46.8
Add back:
Impairment (gain) of assets	—	(1.1)	(0.4)	(2.1)
Provision (benefit) for income taxes	2.1	0.1	(32.9)	0.5
Interest expense	0.1	2.2	0.4	4.3
Depreciation and amortization	3.8	4.1	11.7	13.0
Adjusted EBITDA (non-GAAP basis)	$16.4	$19.0	$59.6	$62.5

Sales	$129.7	$121.5	$402.0	$371.6
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	12.7%	15.6%	14.8%	16.8%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the nine months ended
(in millions)	October 29, 2022	October 30, 2021
Cash flow from operating activities (GAAP basis)	$30.2	$64.2
Capital expenditures	(7.9)	(2.8)
Free Cash Flow (non-GAAP basis)	$22.3	$61.3